   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1994.

                                                  REGISTRATION NO. 33-53807

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                               PRE-EFFECTIVE

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                         THE BLACK & DECKER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                MARYLAND                               52-0248090
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                              701 EAST JOPPA ROAD
                             TOWSON, MARYLAND 21286
                                 (410) 716-3900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               CHARLES E. FENTON
                       VICE PRESIDENT AND GENERAL COUNSEL
                         THE BLACK & DECKER CORPORATION
                              701 EAST JOPPA ROAD
                             TOWSON, MARYLAND 21286
                                 (410) 716-3900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
           GLENN C. CAMPBELL                        DAVID J. SORKIN
          MILES & STOCKBRIDGE,                 SIMPSON THACHER & BARTLETT
       A PROFESSIONAL CORPORATION                 425 LEXINGTON AVENUE
            10 LIGHT STREET                     NEW YORK, NEW YORK 10017
       BALTIMORE, MARYLAND 21202                     (212) 455-2000
             (410) 727-6464

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JULY 6, 1994

PROSPECTUS SUPPLEMENT
(To Prospectus Dated    , 1994)

                                  $500,000,000

                    [LOGO OF BLACK & DECKER APPEARS HERE]

                          MEDIUM TERM NOTES, SERIES A

        WITH MATURITIES OF NINE MONTHS OR MORE FROM DATES OF ISSUE

                                  ----------

  The Black & Decker Corporation (the "Corporation") may offer from time to time its Medium Term Notes, Series A either within or outside the United States or both simultaneously. The Medium Term Notes, Series A (the "Notes") offered by this Prospectus Supplement are offered in an aggregate initial offering price not to exceed $500,000,000 (or the equivalent thereof in one or more foreign denominated currencies or units based on or relating to currencies including European Currency Units), subject to reduction, under certain circumstances as the result of the sale of other securities of the Corporation under the Prospectus to which this Prospectus Supplement relates. The Notes will be offered at varying maturities of nine months or more from their dates of issue and may be subject to redemption at the option of the Corporation or repayment at the option of the Holder, in each case, in whole or in part, prior to the maturity date thereof (as further defined herein, the "Stated Maturity") as set forth in the Pricing Supplement applicable to this Prospectus Supplement (a "Pricing Supplement"). Each Note will be denominated in United States dollars or in other currencies or units based on or relating to currencies (the "Specified Currency") as set forth in the applicable Pricing Supplement. See "Important Currency Information" and "Currency Risks."
                                                        (continued on next page)
                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                    Agents'
                                               Price to           Commission            Proceeds to
                                              Public (1)        or Discount(2)       Corporation (2)(3)
- --------------------------------------------------------------------------------------------------------
Per Note...............................          100%            .125%--.750%           99.875%--99.250%
- --------------------------------------------------------------------------------------------------------
                                                                  $625,000--           $499,375,000--
Total..................................      $500,000,000         $3,750,000            $496,250,000

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Unless otherwise specified in the Pricing Supplement relating thereto, each Note will be issued at 100% of the principal amount.

(2) The Corporation will pay Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.), Citicorp Securities, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, NationsBanc Capital Markets, Inc. and Salomon Brothers Inc, as agents (together with any other agent appointed by the Corporation from time to time, an "Agent," and collectively, the "Agents") a commission, in the form of a discount, ranging from .125 % to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent. Commissions for Notes with Stated Maturities in excess of 30 years, if any, will be negotiated at the time of sale. Any Agent, acting as principal, also may purchase Notes at a discount for resale at prices related to market prices at the time of resale. No commission will be payable on any Note sold directly by the Corporation. The Corporation has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses payable by the Corporation estimated at $860,000.

                                  ----------

  The Notes are being offered on a continuing basis by the Corporation through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Corporation has reserved the right to sell Notes to any Agent, acting as principal, for resale to investors or to another broker-dealer (acting as a principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Corporation has reserved the right to sell the Notes to or through additional agents and directly to investors on its own behalf. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation or the Agent that solicits any offer to purchase the Notes may reject any offer in whole or in part. See "Plan of Distribution."

                                  ----------
LEHMAN BROTHERS
    CITICORP SECURITIES, INC.
             GOLDMAN, SACHS & CO.
                      MORGAN STANLEY & CO.
                            INCORPORATED
                                    NATIONSBANC CAPITAL MARKETS, INC.
                                                           SALOMON BROTHERS INC

                                  ----------

    , 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Continued from previous page)

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in United States dollars will be issued only in denominations of $1,000 or an integral multiple of $1,000. If the Notes are to be denominated in a foreign currency or a composite currency, the authorized denominations and currency exchange rate information will be set forth in the applicable Pricing Supplement. The Notes may be issued as Indexed Notes, the principal amount of which payable at Stated Maturity is determined by the fluctuation between a Denominated Currency (as defined below) and an Indexed Currency (as defined below) as set forth under "Description of Notes--Indexed Notes" and as set forth in the applicable Pricing Supplement.

  The interest rate, if any, or the formula for the determination of any such interest rate applicable to each Note and, the formula, if any, for determining the principal amount payable upon maturity of each Note and other variable terms of the Notes as described herein will be established by the Corporation at the date of issuance of each Note and will be set forth in the applicable Pricing Supplement. Interest rates, interest rate and principal formulae, if any, and other variable terms, if any, are subject to change by the Corporation, but except as otherwise set forth herein no such change will affect the interest rate or interest rate formula for any Note theretofore issued or which the Corporation has agreed to sell. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at Stated Maturity, or at a floating rate as set forth therein and specified in the Pricing Supplement applicable to the Note (a "Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). The applicable Pricing Supplement will specify whether the rate of interest on a Floating Rate
Note is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Effective Rate, the J.J. Kenny Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate formula, as adjusted by any Spread or Spread Multiplier and will specify such other terms applicable to such Note. See "Description of Notes."

  Interest on each Fixed Rate Note, other than an Amortizing Note, will accrue from its date of issue or the last date to which interest has been paid or duly provided for and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually on each February 1 and August 1 and at Maturity (as defined below) and upon redemption or repayment, if applicable. Interest on each Floating Rate Note will accrue from its date of issue at rates determined as set forth therein and will be payable on the dates set forth therein and in the applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as set forth therein and specified in the applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, each Note will be issued in fully registered form and will be represented by either a global certificate (a "Global Security") registered in the name of a nominee of The Depository Trust Corporation (or such other depositary as is identified in the applicable Pricing Supplement), as Depositary (the "Depositary") (each such Note represented by a Global Security being referred to herein as a "Book-Entry Note") or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) and its participants. See "Description of Notes--Book-Entry System."

  The Specified Currency, any applicable interest rate or interest rate or principal formula, the Issue Price, the Stated Maturity, any Interest Payment Dates (each as defined below), any redemption and repayment provisions, whether such Note will be a Global Note or a Book-Entry or Certificated Note and any other terms applicable to each Note will be established at the time of issuance of the Note and set forth in the applicable Pricing Supplement. See "Description of Notes."

  IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes and the Indenture set forth in the accompanying Prospectus (in which the Notes are referred to as "Debt Securities") under the heading "Description of Debt Securities" to which description reference is hereby made. Capitalized terms set forth below that are not otherwise defined herein have the meanings specified in the Indenture or the Notes.

GENERAL

  The Notes constitute a single series of Securities for purposes of the Indenture and are limited to an aggregate initial offering price of $500,000,000 (or the equivalent thereof in one or more foreign denominated currencies or units based on or relating to currencies, including European Currency Units), subject to reduction under certain circumstances as a result of the sale of the other Debt Securities of the Corporation under the accompanying Prospectus. Currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$"), unless otherwise indicated in the applicable Pricing Supplement. The Corporation may from time to time sell additional series of Debt Securities including additional series of medium term notes.

  The Notes will be offered on a continuing basis and each Note will mature nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Corporation, and may be subject to redemption at the option of the Corporation or repayment at the option of the Holder prior to Stated Maturity as set forth below under "Redemption and Repayment." Each Note will be denominated in U.S. dollars or in such other Specified Currency as is specified in the applicable Pricing Supplement. Each Note will be either (i) a Fixed Rate Note which may bear interest at a rate of zero in the case of a Note issued at an Issue Price (as defined below) representing a discount from the principal amount payable at Stated Maturity (a "Zero-Coupon Note") or (ii) a Floating Rate Note which will bear interest at a rate determined by reference to the interest rate or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement which may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth below under "Book-Entry System," Book-Entry Notes will not be issuable in certificated form.

  Unless otherwise specified in an applicable Pricing Supplement, Notes denominated in U.S. dollars will be issuable in denominations of $1,000 and integral multiples of $1,000. The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon U.S. dollar buying rate specified in The City of New York as specified by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the first Business Day in The City of New York and the country issuing such currency (or, in the case of European Currency Units ("ECU"), Brussels) next preceding the date on which the Corporation accepts the offer to purchase the Note, to U.S. $1,000 (rounded down to an integral multiple of 10,000 units of such Specified Currency) and any greater amount that is an integral multiple of 10,000 units of such Specified Currency. If any of the Notes are to be denominated in a Specified Currency other than U.S. dollars, or if the principal (and premium, if any), and any interest on any of the Notes not denominated in U.S. dollars is to be payable at the option of the Holder or the Corporation, in U.S. dollars, the applicable Pricing Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of the Notes and other matters of interest to the Holders thereof.

  "Business Day," with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday, which is neither a legal holiday nor a day on which banking institutions in such location are authorized or obligated by law to close. "Market Day" means with respect to any Note other than a LIBOR Note, any Business Day in The City of New York and, with respect to any LIBOR Note, any Business Day in The City of New York on which dealings in deposits in U.S. dollars are transacted in the London interbank markets. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

  "Original Issue Discount Note" means (i) a Note, including any Zero-Coupon Note, that has a stated redemption price at maturity that exceeds its Issue Price by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date to the Stated Maturity (each as defined below) for such Note and (ii) any other Note designated by the Corporation as issued with original issue discount for United States federal income tax purposes.

  The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency with respect to the Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to the Note, including the authorized denominations); (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which Notes will be issued (the "Issue Price"); (iii) the date on which the Note will be issued (the "Original Issue Date"); (iv) the date on which the Note will mature (the "Stated Maturity") and whether the Stated Maturity may be extended by the Corporation, and if so, the Extension Periods and the Final Maturity Date (each as defined below); (v) whether the Note is a Fixed Rate Note or a Floating Rate Note; (vi) if the Note is a Fixed Rate Note, whether it is an Amortizing Note;
(vii) if the Note is a Fixed Rate Note, the rate per annum at which it will bear interest, if any, the Interest Payment Date or Dates (as defined below) and, if so specified in the applicable Pricing Supplement, that such rate may be changed by the Corporation prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (viii) if the Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Payment Period, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for the Note and, if so specified in the applicable Pricing Supplement, that any such Spread or Spread Multiplier may be changed by the Corporation prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (ix) whether the Note is an Original Issue Discount Note, and if so, the yield to maturity; (x) whether the Note may be redeemed at the option of the Corporation, or repaid at the option of the Holder, prior to the Stated Maturity, and, if so, the provisions relating to such redemption or repayment; (xi) whether such Note will be issued initially as a Book-Entry or a Certificated Note; and (xii) any other term of the Note not inconsistent with the provisions of the Indenture.

  The Notes will constitute unsecured and unsubordinated indebtedness of the Corporation and will rank pari passu with the Corporation's other unsecured and unsubordinated indebtedness.

  Certificated Notes may be presented for registration of transfer or exchange at the Trustee's New York office.

PAYMENT OF PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement and Note, payments of principal of (and premium, if any) and interest, if any, on all Notes will be made in the applicable Specified Currency; provided, however, that payments of principal of (and premium, if any) and interest, if any, on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) at the option of the Holders thereof under the procedures described below and (ii) at the option of the Corporation in the case of the imposition of exchange controls or other circumstances beyond the control of the Corporation as described below.

  Unless otherwise specified in the applicable Pricing Supplement and Note, payments with respect to Certificated Notes to be made in U.S. dollars of interest, if any, and, in the case of Amortizing Notes, principal (and premium, if any) on Notes (other than interest and, in the case of Amortizing Notes, principal payable at Stated Maturity or upon earlier redemption or repayment) will be made by mailing a check to the Holder at the address of such Holder appearing on the security register for the Notes on the applicable Regular Record Date, or, at the option of the Corporation, by wire transfer to such account as may have been appropriately designated in writing no later than the relevant Regular Record Date by such person and maintained with a bank located in the United States. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Paying Agent not less than 15 Business Days prior to the applicable Interest Payment Date. Payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at Maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of the Note at the Corporate Trust Office of the Trustee, acting as Paying Agent, provided that the Certificated
Note is presented to the Paying Agent in time for the Paying Agent to make payment in such funds in accordance with its normal procedures.

  Unless otherwise specified in the applicable Pricing Supplement and Note, payments of interest and principal (and premium, if any) with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account, with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Corporation and the Trustee as shall have been designated at least 15 days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the Holder of the Note on the relevant Regular Record Date or at Maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at Maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make payment in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office and, unless revoked, any such designation made with respect to any Note by a Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made, and, upon the trustee's receipt of such designation, such payment will be made within 15 days of such receipt. The Corporation will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which such payments are made.

  Beneficial owners of Book-Entry Notes are expected to be paid in accordance with the Depositary's and its participants' procedures in effect from time to time as described below under "Book-Entry System."

  If so specified in the applicable Pricing Supplement and Note, except as provided in the next paragraph, payments of interest, if any, and principal (and premium, if any) with respect to any Note denominated in other than U.S. dollars will be made in U.S. dollars if the Holder of the Note on the relevant Regular Record Date or at Maturity, as the case may be, has transmitted a written election with signature guarantee for such payment in U.S. dollars to the Trustee at its Corporate Trust Office in The City of New York, on or prior to such Regular Record Date or the date 15 days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any such request made with respect to any Note by a Holder will remain in effect with respect to any further payments of interest, if any, and principal (and premium, if any) with respect to the Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to Maturity, as the case may be.

  The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payments in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Currency Determination Agent (as defined below) as of noon, New York City time, on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Currency Determination Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the third Business Day preceding the date of payments of such principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, Marine Midland Bank will be the Currency Determination Agent (the "Currency Determination Agent") with respect to the Notes.

  If the principal of (and premium, if any) or interest, if any, on any Note is payable in any currency other than U.S. dollars and the Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Corporation, the Corporation will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the last date such Specified Currency was available (the "Conversion Date"). Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

  If payment in respect of a Note is required to be made in any currency unit (e.g., ECU) and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Corporation's control, then all payments in respect of the Note shall be made in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Currency Determination Agent on the following basis: (1) the component currencies of the currency unit for this purpose (the "Component Currencies") shall be the currency amounts that were components of the currency unit as of the Conversion Date for such currency unit; (2) the equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies; and (3) the U.S. dollar equivalent of each of the Component Currencies shall be determined by the Currency Determination Agent on the basis of the Market Exchange Rate for each such Component Currency that is available as of the third Business Day prior to the date on which the relevant payment is due and for each such Component Currency that is unavailable, if any, as of the Conversion Date for such Component Currency.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of that currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  All determinations referred to above made by the Corporation or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders of Notes.

  Any payment due on any day which is not a Market Day (and, in the case of any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)) need not be made on such day, but may be made on the next such succeeding Market Day (or, in the case of a LIBOR Note, if the next such succeeding Market Day falls in the next calendar month, the next such preceding Market Day), with the same force and effect as if made on the due date, and no interest shall be payable on the date of payment for the period from and after the due date.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the Prospectus under "Description of Debt Securities--Default and Remedies," the amount of principal due and payable with respect to the Note shall be the Amortized Face Amount of the Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note shall be an amount equal to the sum of (i) the aggregate principal amount of the Note multiplied by the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of the Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

INTEREST AND INTEREST RATES

  Each Note will bear interest, if any, from its date of original issue (the "Original Issuance Date") or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at a fixed rate or rates per annum, or at a rate or rates per annum determined pursuant to a Base Rate stated therein and in the applicable Pricing Supplement that may be adjusted by a Spread or Spread Multiplier, until the principal thereof is paid or made available for payment. Interest, if any, will be payable on each Interest Payment Date and at Maturity. "Maturity" means the date on which the principal of a Note or an installment of principal becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at Stated Maturity or by declaration of acceleration, call for redemption, repayment or otherwise. Interest (other than defaulted interest which may be paid on a Special Record Date or otherwise according to the Indenture) will be payable to the Holder at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that interest payable at Maturity (or upon redemption, if applicable) will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date for such Note and the succeeding Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date for such Note to the registered owner on such next Regular Record Date. The Internal Revenue Service might take the position that any such Note issued between a Regular Record Date and the related Interest Payment Date should be treated as having been issued with original issue discount for Federal income tax purposes which could affect the reporting of income by certain holders. See "Certain United States Tax Consequences."

  Interest rates, Base Rates, Spreads and Spread Multipliers are subject to change by the Corporation from time to time but no such change will affect any Note theretofore issued or which the Corporation has agreed to sell. The Interest Payment Dates and the Regular Record Dates for each Fixed Rate Note shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for each Floating Rate Note shall be as indicated in the applicable Pricing Supplement, and the Regular Record Dates for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issuance Date at the annual rate or rates stated thereon and in the applicable Pricing Supplement. Payments of interest on any Fixed Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding that Interest Payment Date. Fixed

Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. With respect to Fixed Rate Notes other than Amortizing Notes, unless otherwise specified in an applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be February 1 and August 1 of each year, and the Regular Record Dates will be January 15 and July 15 of each year. Payments of principal and interest on Amortizing Notes, which are Securities for which payments of principal and interest are made in equal installments over the life of the Security, will be made either quarterly on each February 1, May 1, August 1 and November 1 or semiannually on each February 1 and August 1 as set forth in the applicable Pricing Supplement, and at maturity or upon earlier redemption or repayment. With respect to Amortizing Notes, payments will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request to subsequent Holders.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its Original Issuance Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on each Floating Rate Note for each Reset Period (as defined below) will be equal to the interest rate calculated by reference to the Base Rate specified on the face thereof and in the applicable Pricing Supplement, plus or minus a percentage per annum (the "Spread"), if any, or times a fixed factor (the "Spread Multiplier"), if any. The Spread or Spread Multiplier for a Floating Rate Note may be subject to adjustment during a Reset Period under circumstances specified therein and in the applicable Pricing Supplement.

  The Corporation will appoint, and enter into an agreement with, an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent for each Floating Rate Note will be Marine Midland Bank.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Reset Period" for the Note, and the first day of each Reset Period being an "Interest Reset Date"), as specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week, in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of the Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of each March, June, September and December; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified on the face thereof and in the applicable Pricing Supplement; provided, however, that (i) the rate of interest in effect from the Original Issuance Date to the first Interest Reset Date will be the Initial Interest Rate specified on the face thereof and (ii) the interest rate in effect for the 10 days immediately prior to the Stated Maturity, or the date of redemption, if applicable, of a Floating Rate Note will be that in effect on the tenth day preceding the Stated Maturity or the date of redemption. If an Interest Reset Date for a Floating Rate Note would otherwise be a Market Day, the Interest Reset Date for the Floating Rate Note shall be postponed to the next day that is a Market Day, except that, in the case of a LIBOR Note, if such Market Day is the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

  The interest rate for each Reset Period will be the rate determined by the Calculation Agent on the Calculation Date pertaining to such Reset Period by reference to the Interest Determination Date pertaining to such Reset Period. The Calculation Date and the Interest Determination Date pertaining to a Reset Period for each type of Floating Rate Note are as follows: unless otherwise specified in the applicable Pricing

Supplement, the Interest Determination Date pertaining to a Reset Period for
(a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Federal Funds Effective Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date"), (d) a LIBOR Note (the "LIBOR Interest Determination Date") or (e) a Prime Rate Note (the "Prime Interest Determination Date") will be the second Market Day prior to the Interest Reset Date that commences each Reset Period. The Interest Determination Date pertaining to a Reset Period for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which the Interest Reset Date that commences such Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Reset Period commencing in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The "Calculation Date" pertaining to a Reset Period with respect to (i) a Commercial Paper Rate Note or Treasury Rate Note shall be the tenth calendar day after the Interest Determination Date pertaining to such Reset Period or, if such day is not a Market Day, the next succeeding Market Day, and (ii) a LIBOR Note shall be the Interest Determination Date pertaining to such Reset Period.

  Except as provided below, interest on Floating Rate Notes will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face thereof and in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of the Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified on the face thereof and in the applicable Pricing Supplement (each such day being an "Interest Payment Date").

  Each payment of interest on a Floating Rate Note will include interest accrued to but excluding the applicable Interest Payment Date or the date of Maturity, as the case may be; provided, however, that if such Note resets daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal for such Note is payable, will include interest accrued from but excluding the second preceding Regular Record Date to and including the next preceding Regular Record Date. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a Note by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from the Original Issuance Date, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876541%, or .09876541, being rounded to 9.87655%, or .0987655, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Effective Rate Notes, CD Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

  The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Determination Date with respect to the Note.

  Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any Reset Period and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any Reset Period. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested, including Notes purchased by an Agent or Agents in such aggregate principal amount or more for resale to investors.

 Commercial Paper Rate Notes

  A Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve system in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors ("H.15(519)") under the heading "Commercial Paper." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date shall be calculated by the Calculating Agent and shall be the Money Market Yield of the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculating Agent as of 11:00 A.M. New York City time, on such Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or its equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:


                     Money Market Yield =   D X 360
                                          -------------  X 100
                                           360 - D X M

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days of the interest period for which interest is being calculated.

 Federal Funds Effective Rate Notes

  A Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified in the Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M.,

New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Federal Funds Interest Determination Date as published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the rates as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Effective Rate in effect on such Federal Funds Interest Determination Date.

 CD Rate Notes

  A CD Rate Note will bear interest at the rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), specified in the CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offered rates as of the opening of business, New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoted as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

 LIBOR Notes

  Each LIBOR Note will bear interest for each Reset Period at the interest rate (calculated with reference to LIBOR on the LIBOR Interest Determination Date for such Reset Period and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent as follows:

  (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in the Designated Deposit Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for the Designated Deposit Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

  (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in
(i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market, commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect to such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in the Designated Deposit Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the interest rate otherwise in effect on such LIBOR Interest Determination Date. "Designated Deposit Currency" means, with respect to any LIBOR Note, the currency (including a currency unit), if any, designated in the applicable LIBOR Note as the Designated Deposit Currency. If no such currency is designated in the applicable LIBOR Note, the Designated Deposit Currency shall be U.S. dollars.

 Prime Rate Notes

  Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen

NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are required. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York on such date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if
any) specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Treasury bills--auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Reset Period to which such Treasury Interest Determination Date pertains, the auction average rate (expressed as a bond equivalent, rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point, on the basis of a year of 365 days or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 P.M., New York City time, on such Treasury Interest Determination Date, for three leading primary U.S. government securities dealers selected, after consultation with the Corporation, by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the interest rate otherwise in effect on such Treasury Interest Determination Date.

 CMT Rate Notes

  CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the designated CMT Telerate Page under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the Related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Referenced Dealer") in The City of New York selected by the Calculation Agent (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct, non-callable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Referenced Dealers in The City of New York (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Referenced Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturity as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

 Eleventh District Cost of Funds Rate

  Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar months preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "Eleventh District" on Telerate page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on the Telerate page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date. "Telerate Page 7058" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service for the purpose of displaying the Eleventh District Cost of Funds
Rate) for the purpose of displaying the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

 J.J. Kenny Rate Notes

  J.J. Kenny Rate Notes will bear interest at the rate (calculated with reference to the J.J. Kenny Rate and the Spread or Spread Multiplier, if any) specified in such J.J. Kenny Rate Notes and any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "J.J. Kenny Rate" means, with respect to any Interest Determination Date relating to a J.J. Kenny Rate Note or any Floating Rate Note for which the Interest Rate is determined with reference to the J.J. Kenny Rate (a "J.J. Kenny Rate Interest Determination Date"), the rate in the high grade weekly index (the "Weekly Index") on such date made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30-day yield evaluations at par of bonds, the interest of which is exempt from federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), of not less than five high grade component issuers selected by Kenny which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. In the event that Kenny ceases to make available such Weekly Index, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investor Service, Inc. and Standard & Poor's

Corporation in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (A) variable on a weekly basis, (B) exempt from federal income taxation under the Code, and (C) not subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for any J.J. Kenny Rate Interest Determination Date shall be 67% of the rate determined as if the Treasury Rate option had been originally selected.

INDEXED NOTES

  The Corporation may from time to time offer Notes, the principal amount of which payable at Stated Maturity is determined by the rate of exchange between the currency or currency unit in which such Notes (the "Indexed Notes") are denominated (the "Denominated Currency") and the other currency or currency unit designated as the Indexed Currency in the applicable Pricing Supplement (the "Indexed Currency"). Unless otherwise indicated in the applicable Pricing Supplement, Holders of Indexed Notes will be entitled to receive a principal amount of such Indexed Notes exceeding the amount designated as the face amount of such Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at Stated Maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate in the applicable Pricing Supplement (the "Base Exchange Rate"), and will be entitled to receive a principal amount of such Indexed Notes less than the Face Amount of such Indexed Notes, if, at Stated Maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate. Information as to the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency, and the tax consequences to Holders of Indexed Notes will be set forth in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Corporation in the Denominated Currency based on the Face Amount of the Indexed Note and at the rate and time and in the manner set forth herein and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, principal of an Indexed Note will be payable by the Corporation in the Denominated Currency at Stated Maturity in an amount equal to the Face Amount of the Indexed Note, plus or minus an amount determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the differences between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Date prior to the Stated Maturity of such Indexed Note (the "Determination Date") by the Determination Agent in the manner specified in the applicable Pricing Supplement, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Indexed Note multiplied by the Base Exchange Rate, with the Denominated Currency for settlement at Stated Maturity (such rate of exchange, as so determined, is hereinafter referred to as the "Spot Rate"). The principal amount of the Indexed Notes determined by the Determination Agent to be payable at Stated Maturity will be payable to the Holders thereof in the manner set forth herein and in the applicable Pricing Supplement. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of Indexed Notes payable at Stated Maturity shall be final and binding on the Corporation and the Holders of such Indexed Notes.

  Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent, (i) if the Base Exchange Rate equals the Spot Rate for any Indexed Note, then the principal amount of such Indexed Note payable at Stated Maturity would be equal to the Face Amount of such Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Denominated Currency has appreciated against the Indexed Currency during the term of the Indexed Note), then the principal amount payable would be greater than the Face Amount of such Indexed Note;
(iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Denominated Currency has depreciated against the

Indexed Currency during the term of the Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Indexed Note would be payable at Stated Maturity.

  Unless otherwise specified in the applicable Pricing Supplement, the formulas to be used by the Determination Agent to determine the principal amount of an Indexed Note payable at Stated Maturity will be as follows:

  If the Spot Rate equals or exceeds the Base Exchange Rate, the principal amount of an Indexed Note payable at Maturity shall equal:

          Face Amount + (Face Amount X Spot Rate - Base Exchange Rate)
                                       ------------------------------
                                               Spot Rate

  If the Base Exchange Rate exceeds the Spot Rate, the principal amount of an Indexed Note payable at Maturity (which shall, in no event, be less than zero) shall equal:

          Face Amount - (Face Amount X Base Exchange Rate - Spot Rate)
                                       ------------------------------
                                                Spot Rate

  If the formulas set forth above are applicable to an Indexed Note, the maximum principal amount payable at Maturity in respect of such Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount so payable would be zero.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS OF AN INVESTMENT IN INDEXED NOTES. SUCH INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

ORIGINAL ISSUE DISCOUNT NOTES

  Notes may be issued at a price less than their redemption price at Maturity, resulting in such Notes being treated as if they were issued with original issue discount for Federal Income Tax purposes (the "Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rate. See "Certain United States Tax Consequences." Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

DUAL CURRENCY NOTES

  The Corporation may from time to time offer Notes (the "Dual Currency Notes") as to which the Corporation has a one-time option, exercisable on any one of the dates specified in the applicable Pricing Supplement (each an "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms (a "Tranche"), of thereafter making all payments of principal (premium, if any) and interest, if any, (which payments would otherwise be made in the Specified Currency of such Notes) in the optional currency specified in the applicable Pricing Supplement (the "Option Payment Currency"). Information as to the relative value of the Specified Currency compared to the Option Payment Currency will be set forth in the applicable Pricing Supplement.

  The Pricing Supplement for each issuance of Dual Currency Notes will specify, among other things, the Specified Currency and Option Payment Currency of such issuance and the Designated Exchange Rate for such issuance, which will be a fixed exchange rate used for converting amounts denominated in the Specified Currency into amounts denominated in the Optional Payment Currency (the "Designated Exchange Rate"). The Pricing Supplement will also specify the Option Election Dates and Interest Payment Dates for the related issuance of Dual Currency Notes. Each Option Election Date will be a certain number of days before an Interest Payment Date or the Stated Maturity, as set forth in the applicable Pricing Supplement, and will be the date on which the Corporation may select whether to make all scheduled payments due thereafter in the Optional Payment Currency rather than in the Specified Currency.

  If the Corporation makes such an election, the amount payable in the Optional Payment Currency shall be determined using the Designated Exchange Rate specified in the applicable Pricing Supplement. If such election is made, notice of such election shall be mailed in accordance with the terms of the applicable Tranche of Dual Currency Notes within two Business Days of the Option Election Date and shall state (i) the first date, whether an Interest Payment Date or the Stated Maturity, on which scheduled payments in the Optional Payment Currency will be made and (ii) the Designated Exchange Rate. Any such notice by the Corporation, once given, may not be withdrawn. The equivalent value in the Specified Currency of payments made after such election may be less, at the then current exchange rate, than if the Corporation had made such payment in the Specified Currency.

  For federal income tax purposes, Holders of Dual Currency Notes may be subject to rules which differ from the general rules applicable to Holders of other types of Notes offered hereby. See "Certain United States Tax Consequences." The applicable Pricing Supplement will describe any special tax consequences to Holders of Dual Currency Notes.

AMORTIZING NOTES

  The Corporation may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Note.

RENEWABLE NOTES

  The Corporation may from time to time offer Notes that will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

  On the Interest Payment Date occurring in the sixth month (unless a different interval (a "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a Holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

  The Holder of a Renewable Note may elect to renew the term of such Renewable Note or, if specified in the applicable Pricing Supplement, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the Corporate Trust Office not less than 15 nor more than 30 days prior to the Renewable Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such a principal amount, or integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the term of any Renewable Note may not be extended beyond its Date of Maturity specified for such Renewable Notes in the applicable Pricing Supplement.

  If the Holder does not elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent) simultaneously with notice of such election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a Holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company in the United States, within five Business Days of the date of such notice). With respect to a Renewable Note, that is a Certificated Note, as soon as practicable following receipt of such Renewable Note, the Trustee (or any duly appointed paying agent) shall issue and exchange therefor in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election not to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the Original Issue Date and the Initial Interest Rate and except that such Note shall have a fixed, non-renewable Stated Maturity on the New Maturity Date) and (ii) if such election is made with respect to less than the full principal amount of such Holder's Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which an election to renew was made, with terms identical to such exchanged Renewable Notes.

NOTES LINKED TO COMMODITY PRICES, EQUITY INDICES AND OTHER FACTORS

  The Corporation may from time to time offer Notes, the principal amount of which at Stated Maturity, or the amount of interest payable on an Interest Payment Date, is determined by reference to one or more commodity prices, equity indices or other factors and on such other terms as may be set forth in the applicable Pricing Supplement.

INTEREST RATE RESET

  If the Corporation has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  The Corporation may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Paying Agent will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Corporation to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Corporation may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note.

  If the Corporation elects to reset the interest rate or the Spread or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Corporation on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice, may, by written notice to the Paying Agent, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

  If the Corporation has the option to extend the Stated Maturity of any Note for one or more whole year periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the Pricing Supplement relating to such Note, such Pricing Supplement will indicate such option and the basis or formula, if any, for setting the interest rate or the Spread or Spread Multiplier, as the case may be, applicable to any such Extension Period.

  The Corporation may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). No later than 40 days prior to the Original Stated Maturity, the Paying Agent will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Corporation to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Corporation may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If the Corporation elects to extend the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Corporation at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures as set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repaying until the close of business on the tenth day prior to the Original Stated Maturity.

REDEMPTION AND REPAYMENT

  Unless one or more Redemption Dates are specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If one or more Redemption Dates are so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the applicable Pricing Supplement, any such Note shall be redeemable at the option of the Corporation at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the Redemption Note. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Corporation may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. In the event of a redemption in part of any Note, a new Note for the amount of the unredeemed portion shall be issued in the name of the Holder upon cancellation of the redeemed Note.

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to Stated Maturity or that such Note will be repayable at the option of the Holder on a date or dates specified prior to Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to date of repayment.

  In order for a Note that is redeemable at the option of the Holder to be repaid, the Paying Agent must receive at least 30 days but not more than 45 days prior to the repayment date (a) appropriate wire instructions and (b) either (i) the Note with the form entitled "Option to Elect Repayment" attached to the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD, or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the portion of the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" attached to the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable, except as otherwise described above under "Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the availability, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Corporation, whose determination will be final, binding and non-appealable.

  If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the

Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note, as specified in the applicable Pricing Supplement, as of the Redemption Date or the date of repayment, as the case may be.

REPURCHASE

  The Corporation may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Corporation may be held or resold or, at the discretion of the Corporation, may be surrendered to the Trustee or Paying Agent for cancellation.

BOOK-ENTRY SYSTEM

  Upon issuance, all Book-Entry Notes having the same Specified Currency, Original Issue Date, Date of Maturity, reset, extension, redemption and repayment provisions, if any, Interest Payment Dates, Regular Record Dates, and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Index, Maturity, Interest Reset Period, Interest Reset Dates, Interest Payment Period, Spread, if any, Spread Multiplier, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, will be represented by a single fully registered certificate in definitive form (a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes at the option of the Holder and, except as set forth below, will not otherwise be issuable in definitive form.

  One Global Security will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $150 million, one Global Security will be issued with respect to each $150 million of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

  The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants, by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Access to the Depositary's system is also available to others such as securities brokers and dealers (including the Agents), banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to those accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all Book-Entry Notes within an issue are being redeemed, and unless otherwise notified by either Corporation or the Trustee, the Depositary's current practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depositary will mail an Omnibus Proxy to the Corporation as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments of principal, premium, if any, and interest, if any, on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of the Depositary, any Agents, or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Corporation or the Agents, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Book-Entry Notes repaid by the Corporation, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depositary's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

  The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Corporation or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes are required to be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by the Depositary.

  The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by the Depositary.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Corporation believes to be reliable, but the Corporation takes no responsibility for the accuracy thereof.

  Neither the Corporation, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                         IMPORTANT CURRENCY INFORMATION

  Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as determined by the Agent which presents the offer to the Corporation. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the relevant purchaser of the Notes.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Notes that are denominated in, or the payment of which is determined with reference to, a Specified Currency other than U.S. dollars entails significant risks that are not associated with similar investments in a security denominated in U.S. dollars. Similarly, an investment in an Indexed Note entails significant risks that are not associated with an investment in non-Indexed notes. Such risks include, without limitation, the possibility of significant changes in rates of exchange between U.S. dollars and the Specified Currency (or, in the case of each Indexed Note, the rate of exchange between the Denominated Currency and the Indexed Currency for such Indexed Note), including changes resulting from official redenomination with respect to such Specified Currency (or, in the case of each Indexed Note, with respect to the Denominated Currency on the Indexed Currency therefor) and the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency. Such risks generally depend on factors over which the Corporation has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between Specified Currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchanges that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a foreign currency or units of a foreign composite currency in which a Note is denominated against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to an Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Indexed Note at the Stated Maturity being less than the Face Amount of such Indexed Note which, in turn, would decrease the effective yield of such Indexed Note below its applicable interest rate and could also result in a loss to the investor.

  The Notes provide that, in the event of an official redenomination of a foreign currency (including, without limitation, an official redenomination of a foreign currency that is a composite currency) the obligations of the Corporation with respect to payments on Notes denominated in such currency shall, in all cases be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount for such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of (a) any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

  Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments with respect to a Note denominated in such currency. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any currency or currency unit. Even if there are not actual exchange controls, it is possible that, with respect to any particular Note, the foreign currency for such Note will not be available to the Corporation to make payments of interest and principal then due because of circumstances beyond the control of the Corporation. In that event, the Corporation will make such payments in the manner set forth below under "Payment Currency."

  THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT, AND THE APPLICABLE PRICING SUPPLEMENT WILL NOT, DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS, AND THE CORPORATION DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE DATE OF THE APPLICABLE PRICING SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN SUCH NOTES, WHICH ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States Holders, as that term is defined herein, and the Corporation disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matter that may affect the purchase or holding of, or receipt of payments of principal, premium, if any, or interest, if any, in respect of, Notes. Such persons should consult their own counsel with regard to such matters.

  The Pricing Supplement relating to Notes denominated in a Specified Currency other than U.S. dollars or relating to Indexed Notes will contain information concerning historical exchange rates for such Specified

Currency or Denominated Currency against the U.S. dollar or other relevant currency (including, in the case of Indexed Notes, the applicable Indexed Currency), a description of such currency or currencies, and any exchange controls affecting such currency or currencies. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range or trend in fluctuations in currency exchange rates that may occur in the future.

PAYMENT CURRENCY

  Except as set forth in the applicable Pricing Supplement, if payment on a
Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Corporation's control, or is no longer used by the government of the country issuing such currency for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such Note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted to U.S. dollars on the basis of the Market Exchange Rate on the last date such Specified Currency was available. See "Description of Notes--Payment of Principal and Interest."

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

FOREIGN CURRENCY JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. If a Note is denominated in a Specified Currency other than U.S. dollars, any judgment under New York law will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of judgment or decree.

                     CERTAIN UNITED STATES TAX CONSEQUENCES

  Set forth below is a summary of certain U.S. federal income tax considerations of importance to Holders of the Notes. The summary concerns Holders who hold the Notes as capital assets and not special classes of Holders, such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the Notes as part of a conversion transaction or as part of a straddle with other investments, persons who hold the Notes as a hedge against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors or U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar. The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction with possible retroactive effect. On February 2, 1994, final Treasury regulations under the original issue discount ("OID") provisions of the Code (the "OID Regulations") were published in the Federal Register. The OID Regulations, which replaced certain proposed OID regulations that were issued on December 21, 1992, generally apply to debt instruments issued on or after April 4, 1994. The following discussion is based on the OID Regulations.

               UNITED STATES TAX CONSIDERATIONS FOR U.S. HOLDERS

GENERAL

  As used herein, "U.S. Holder" means a Holder of a Note who is a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for U.S. tax purposes) or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source, and any other Holder whose ownership of a Note is effectively connected with the conduct of a trade or business in the United States.

PAYMENTS OF INTEREST

  Interest on the Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

  General. Notes with a term greater than one year may be issued with OID for U.S. federal income tax purposes. OID is the excess of the "stated redemption price at maturity" of a Note over its "issue price." If this excess is less than .25% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity or, in the case of an Amortizing Note, its weighted average maturity (a "de minimis amount"), the amount of OID is considered to be zero. The "stated redemption price at maturity" of a Note is all amounts payable on the Note however designated other than payments of "qualified stated interest." The "issue price" of an issue of Notes is defined as the first price at which a substantial amount of such Notes has been sold, other than to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers. "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate (a single fixed rate is a rate that appropriately takes into account the length of time between payments). If a Note has certain interest payment characteristics (e.g., teaser rates or interest holidays), then such Note may also be treated as having OID for U.S. federal income tax purposes even if such Note were issued at an issue price which does not otherwise result in OID.

  Accrual of OID. U.S. Holders are required to include OID in income before the receipt of cash attributable to such income, regardless of such U.S. Holders' method of accounting for tax purposes. The amount of OID includible in income by the initial U.S. Holder of a Note is the sum of the daily portions of OID with respect to such Note for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such Note. The amount of OID which accrues in an accrual period is an amount equal to the excess (if any) of
(a) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over (b) the sum of the qualified stated interest payments, if any, allowable to the accrual period. The daily portion of OID is determined by allocating to each day in any accrual period a ratable portion of the amount of OID which accrues during the accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of such Note plus the OID allocable to all prior accrual periods reduced by payments on the Note other than qualified stated interest. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or the last day of an accrual period. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

  Floating Rate Notes. The Floating Rate Notes are treated as either "variable rate debt instruments" or Contingent Notes (as defined below). The OID Regulations provide special rules for determining the amount and accrual of qualified stated interest and OID on a Floating Rate Note. Under the OID Regulations, a Floating Rate Note will qualify as a variable rate debt instrument if (a) its issue price does not exceed the total noncontingent principal payments due under such Floating Rate Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at (where applicable) current values of (i) one or more "qualified floating rates," (ii) a single fixed rate and one or more qualified floating rates, (iii) a single "objective rate," or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate," as such terms are defined under the OID Regulations. The definitions of such terms and their application, if any, to a particular Floating Rate Note will be described in the related Pricing Supplement.

  If a Floating Rate Note that qualifies as a variable rate debt instrument provides for stated interest at either a single qualified floating rate or a single objective rate that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then such stated interest will constitute qualified stated interest, and will be taxable to the U.S. Holder as ordinary interest income at the time it is accrued or received, depending on such U.S. Holder's method of accounting for tax purposes. Such a Floating Rate Note thus generally will not be treated as having OID unless its stated principal amount exceeds its issue price and such excess is greater than or equal to a specified de minimis amount. OID, if any, on such a Floating Rate
Note is allocated to an accrual period under the method described above.

  Any Floating Rate Note that qualifies as a variable rate debt instrument generally will be converted into a fixed rate instrument, and the amount and accrual of qualified stated interest and OID on such Floating Rate Note are then determined by applying the general OID rules. The method for converting such a Floating Rate Note to a fixed rate instrument will depend on its characteristics. Such a Floating Rate Note providing for a qualified floating rate or a qualified inverse floating rate is converted by substituting a fixed rate (the "equivalent" fixed rate) equal to the value of the qualified floating rate or qualified inverse floating rate as of such Floating Rate Note's issue date. Such a Floating Rate Note providing for an objective rate (other than a qualified inverse floating rate) is converted by substituting an equivalent fixed rate that reflects the yield that is reasonably expected on such Floating Rate Note. In the case of a Floating Rate Note that qualifies as a variable rate debt instrument and provides for stated interest at one or more qualified floating rates or a qualified inverse floating rate and additionally provides for stated interest at a single fixed rate, the fixed rate is converted into a qualified floating rate (or a qualified inverse floating rate if such Floating Rate Note provides for a qualified inverse floating rate). The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Such a Floating Rate Note is then converted into an equivalent fixed rate debt instrument as described above. In the event that the amount of qualified stated interest or OID assumed to have accrued or been paid with respect to the equivalent fixed rate debt instrument of a Floating Rate Note that qualifies as a variable rate debt instrument differs from the amount of qualified stated interest or OID actually accrued or paid on such Floating Rate Note during an accrual period, the OID Regulations provide for appropriate adjustments to be made to the amount of qualified stated interest or OID assumed to have accrued or been paid.

CONTINGENT NOTES

  Notes may be issued under circumstances in which the amount and/or timing of interest and principal on the Notes is subject to a contingency ("Contingent Notes"). For example, the Corporation may issue Notes under which the total noncontingent payments are less than the issue price or Indexed Notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other such personal property. If a Floating Rate Note does not qualify as a variable rate debt instrument under the OID Regulations, then the Floating Rate Note would be treated as a Contingent Note. It is not entirely clear under current law how a Floating Rate Note would be taxed in such case. The proper U.S. federal income tax treatment of a Contingent Note will be described in the related Pricing Supplement.

SHORT-TERM NOTES

  Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with acquisition discount. U.S. Holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue acquisition discount on Short-Term Notes on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding). In general, an individual or other cash method U.S. Holder is not required to accrue such acquisition discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized.

MARKET DISCOUNT AND PREMIUM

  If a U.S. Holder acquires a Note at a price below its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity), or acquires a Note issued with OID at a price below its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount." If the market discount exceeds a de minimis amount, any gain on the sale, exchange or retirement of the Note is treated as ordinary interest income at the time of the disposition to the extent of the accrued market discount, unless the U.S. Holder elects (the "current inclusion election") to accrue market discount in income on a current basis. In addition, a U.S. Holder who does not make the current inclusion election is required to defer deductions for a portion of such Holder's interest expense on any indebtedness incurred to purchase or carry such Note. Market discount is normally accrued on a straight-line basis, but a Holder may elect to use a constant yield method of accrual.

  A U.S. Holder who purchases a Note for an amount above its adjusted issue price immediately after its purchase and less than or equal to its stated redemption price at maturity will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the U.S. Holder holds such Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  If a U.S. Holder purchases a Note for an amount above its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note.

ELECTION TO TREAT ALL INTEREST AND PREMIUM AS OID

  U.S. Holders who acquire Notes on or after April 4, 1994, may elect irrevocably to include all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium on a debt instrument) in income by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

DISPOSITION OF A NOTE

  U.S. Holders of Notes recognize gain or loss on the sale, redemption, exchange or other disposition of such Notes. This gain or loss is measured by the difference between the amount of cash received (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis for determining gain or loss on a sale or disposition of a Note generally will be such U.S. Holder's cost increased by any amounts included in income, other than qualified stated interest, and reduced by any amortized premium and cash received other than qualified stated interest. Gain or loss on the sale, exchange or redemption of a Note generally will be long-term capital gain or loss if the Note has been held as a capital asset for more than one year, except to the extent that gain represents accrued market discount or acquisition discount not previously included in the U.S. Holder's income.

FOREIGN CURRENCY NOTES

  Notes may be denominated in, or interest or principal on the Notes may be determined by reference to, a foreign currency or foreign currency unit (e.g., the ECU) ("Foreign Currency Notes"). In this case, for U.S. federal income tax purposes, U.S. Holders of Foreign Currency Notes may need to determine the U.S. dollar equivalent of amounts includible in income and separately calculate any foreign exchange gain or loss arising from holding a Foreign Currency Note.

  Treatment of Interest Income and OID. With respect to interest income and OID, a U.S. Holder of a Foreign Currency Note who is an accrual basis taxpayer generally will be required to translate the interest income or OID for an accrual period into U.S. dollars at the average exchange rate for such accrual period. Alternatively, a U.S. Holder may elect to translate accrued interest income or OID into U.S. dollars at the spot rate in effect on the last day of such accrual period. If elected, this alternative method must be applied consistently to all debt instruments held by such U.S. Holder from year to year.

  A U.S. Holder of a Foreign Currency Note who is an accrual basis taxpayer recognizes foreign exchange gain or loss on the receipt of a payment of accrued interest income. Such exchange gain or loss generally will be measured by the difference between (a) the U.S. dollar equivalent of the interest received translated at the spot rate in effect on the date of payment, and (b) the U.S. dollar equivalent of the accrued interest income translated at the average exchange rates used to include such accrued interest in income. Cash basis taxpayers generally will translate interest income and OID into U.S. dollars at the spot exchange rate in effect on the date of payment. No foreign exchange gain or loss will be realized with respect to the receipt of such interest income or OID (other than the gain or loss which may be realized upon disposition of any foreign currency received).

  Treatment of Principal. With respect to payments of principal on a Foreign Currency Note, a U.S. Holder (regardless of such U.S. Holder's method of accounting) recognizes foreign exchange gain or loss measured by the difference between (a) the U.S. dollar equivalent of the principal payment received translated at the spot rate on the date of each payment, and (b) the U.S. dollar equivalent of the principal amount paid translated at the spot rate in effect on the date such U.S. Holder acquired the Note.

  Market Discount. Market discount on a Foreign Currency Note is first determined in the relevant foreign currency. Accrued market discount which, under the rules discussed above, is taken into income upon the receipt of a principal payment or upon the retirement or disposition of the Foreign Currency Note, is translated into U.S. dollars on the disposition date and no part of such accrued market discount is treated as exchange gain or loss. Where a U.S. Holder makes an election to include accrued market discount on a current basis, the market discount is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any principal payment or upon the disposition of the Foreign Currency Note in a manner similar to that described above with respect to accrued interest.

  Acquisition Premium. Acquisition premium is computed in the relevant foreign currency, and reduces OID accordingly. Exchange gain or loss is realized with respect to such acquisition premium by treating the portion of premium amortized with respect to any period as a return of principal. Accordingly, exchange gain or loss will be computed by comparing the relevant exchange rate at the date of purchase and the dates on which the acquisition premium reduces OID.

  Treatment of Foreign Exchange Gains and Losses. In general, foreign exchange gain realized under the rules described above will be considered ordinary income and includible in the taxable income of a U.S. Holder as interest income. Foreign exchange loss realized under the rules described above generally will be considered an ordinary loss deductible from taxable income as interest expense to the extent provided for in the Code.

  Dispositions of Foreign Currency. Foreign currency received by a U.S. Holder with respect to a Foreign Currency Note will have a tax basis equal to its U.S. dollar value at the time such foreign currency is received. Foreign currency that is purchased generally will have a tax basis equal to its U.S. dollar cost of acquisition. Any gain or loss recognized on a sale or disposition of foreign currency will be ordinary income or loss.

  Dual and Multi-Currency Notes. Notes may be issued in circumstances where interest payments on the Notes are denominated in or determined by reference to one currency and the principal portion of the Notes may be denominated in or determined by reference to another currency ("Dual Currency Notes"). In addition, Notes may be issued in circumstances where interest or principal are denominated in or determined by reference to more than one currency ("Multi-Currency Notes"). The federal income tax treatment of Dual and Multi-Currency Notes will be described in an applicable Pricing Supplement.

            UNITED STATES TAX CONSIDERATIONS FOR FOREIGN PURCHASERS

  Set forth below is a summary of certain U.S. federal income tax consequences for U.S. Alien Holders of the Notes. For purposes of this discussion, "U.S. Alien" means any person who, for U.S. federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, or a nonresident alien fiduciary of a foreign estate or trust.

  Assuming certain certification requirements are satisfied (which generally can be satisfied by providing Internal Revenue Service Form W-8, identifying the beneficial owner of the instrument as a U.S. Alien and disclosing the U.S. Alien's name and address), under current U.S. federal income and estate tax laws:

    (a) Payments of principal and interest (including OID) on a Note to a Holder of a Note who is a U.S. Alien will not be subject to U.S. federal income tax or withholding tax, provided that, in the case of interest and OID, (i) the payments are not effectively connected with a U.S. trade or business, (ii) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (iii) the Holder is not a controlled foreign corporation related to the Corporation through stock ownership, and (iv) the Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (b) A U.S. Alien Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Note if such gain is not effectively connected with a U.S. trade or business and, in the case of a U.S. Alien Holder who is an individual, such Holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized; and

    (c) A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death, unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote or the interest received on such Note is effectively connected with the conduct by such Holder of a U.S. trade or business.

                               BACKUP WITHHOLDING

  Under current U.S. federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons fail to supply taxpayer identification numbers and certain other information in the required manner. Interest paid with respect to a Note and received by a U.S. Alien will not be subject to backup withholding if the person required to withhold has received appropriate certification statements. The applicable certification procedures require that the Holder certify as to its status as a U.S. Alien and provide its name and address.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Corporation through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Corporation will pay each Agent a commission of from .125% to .750% of the principal amount of each Note, depending upon its Stated Maturity, sold through such Agent. Commissions for Notes with Stated Maturities in excess of 30 years will be negotiated at the time of sale. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent. The Corporation also may sell to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. In addition, the Corporation reserves the right to sell the Notes to or through additional agents and directly to investors on its own behalf in those jurisdictions where it is authorized to do so. Sales of Notes to or through additional agents shall be on the same terms and conditions (including commission rates) other than immaterial changes as would apply to sales to or through Agents. In such circumstances, the Corporation will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. In the case of sales made directly by the Corporation, no commission will be payable.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Corporation has agreed to indemnify each Agent against certain liabilities, including certain liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof. The Corporation has agreed to reimburse the Agents for certain of the Agents' expenses, including, but not limited to, the fees and expenses of counsel to the Agents.

  The Corporation has been advised by each Agent that it may from time to time purchase and sell Notes in the secondary market, but that it is not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes.

  Lehman Brothers Inc., Citicorp Securities, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, NationsBanc Capital Markets, Inc. and Salomon Brothers Inc each have from time to time performed various investment banking services for the Corporation for which customary compensation has been received. In addition, affiliates of Citicorp Securities, Inc. and NationsBanc Capital Markets, Inc. are lenders under the Corporation's principal credit facility and provide various commercial banking services to the Corporation. Lehman Brothers Inc. also acts as a dealer for the Corporation's commercial paper program.

                                 ERISA MATTERS

  The Corporation, the Agents, and their respective affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to many employee benefit plans. "Prohibited Transactions" within the meaning of ERISA and the Code may result if the Notes are acquired by an employee benefit plan with respect to which the Corporation, the Agents or any of their respective affiliates is a party in interest, unless the Notes are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Notes should consult with its legal counsel.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 6, 1994

PROSPECTUS
                                  $500,000,000

                                      LOGO

                                DEBT SECURITIES

                                  ----------

  The Black & Decker Corporation (the "Corporation") from time to time may offer debt securities in one or more series (the "Debt Securities"), which Debt Securities may consist of debentures, notes or other unsecured evidences of indebtedness, in an amount sufficient to result in an aggregate initial offering price not to exceed $500,000,000 (or the equivalent in one or more foreign denominated currencies or units based on or relating to currencies, including European Currency Units). The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined by market conditions at the time of sale. The Debt Securities may be sold in United States dollars or one or more foreign denominated currencies or units based on or relating to currencies, and the principal of (and premium, if any) and interest, if any, on the Debt Securities may likewise be payable in United States dollars or one or more foreign denominated currencies or units based on or relating to currencies. The Debt Securities may be issued in registered or bearer form. Debt Securities issued in bearer form, subject to certain exceptions, will not be offered or sold to persons who are within the United States or to United States persons. See "Limitations on Issuance of Bearer Securities." All or a portion of the Debt Securities may be evidenced by a Global Security or Global Securities.

  The accompanying Prospectus Supplement and Pricing Supplement (if applicable) set forth, with regard to the Debt Securities in respect of which this Prospectus is being delivered, the title, aggregate principal amount, currency denominations, maturity, rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Corporation or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of the Debt Securities or a series of the Debt Securities.

  The Corporation may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. If underwriters are used in the sale, the Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters or dealers, and the compensation, if any, of those underwriters, dealers or agents. The net proceeds to the Corporation from the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement or in the Pricing Supplement (if applicable). See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
    TIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION  PASSED
     UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

     , 1994

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN AN APPLICABLE PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT IN CONNECTION WITH ANY OFFER MADE BY THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER, DEALER, AGENT OR OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Office, Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

  The Corporation has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, documents incorporated by reference and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus and the Prospectus Supplement, which constitute a part of the Registration Statement, do not contain all the information set forth in the Registration Statement, certain parts of which are contained in exhibits to the Registration Statement or otherwise have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the documents incorporated therein by reference. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, Quarterly Report on Form 10-Q for the quarter ended April 3, 1994 and Current Report on Form 8-K dated January 20, 1994, are incorporated by reference herein and made a part hereof. All documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such a statement. A statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Corporation will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to The Black & Decker Corporation, 701 East Joppa Road, Towson, Maryland 21286, Attention: Corporate Affairs,
(800) 992-3042.

                               ----------------

FOR FLORIDA RESIDENTS

  Emhart (U.K.) Limited, a subsidiary of the Corporation located in the United Kingdom, from time to time has provided spare parts to be incorporated into machinery used in the production of glass containers manufactured by Cubaequipos of Havana, Cuba. Transactions with Cubaequipos are subject to the provisions of the Cuban Assets Control Regulations and have been consummated in accordance with all applicable United States laws and regulations pursuant to specific licenses issued from time to time thereunder by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury. OFAC issued a license to complete the delivery of spare parts pursuant to a contract that predated the Cuban Democracy Act of 1992. The Cuban Democracy Act of 1992 prohibits OFAC from issuing additional licenses after October 23, 1992, except in connection with contracts entered into prior to that date. At this time, it is not clear whether OFAC will issue any additional licenses in light of the prohibitions set forth in the Cuban Democracy Act of 1992.

  The information set forth above is accurate as of the date hereof. Current information concerning the Corporation's business dealings with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Division of Securities and Investor Protection of the Florida Department of Banking and Finance, The Capital, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                                THE CORPORATION

  The Black & Decker Corporation (the "Corporation"), incorporated in Maryland in 1910, is a global marketer and manufacturer of products used in and around the home and for various commercial applications. The Corporation markets its products in over 100 countries and enjoys worldwide brand name recognition.

  The Corporation operates in three business segments: Consumer and Home Improvement Products, including consumer and professional power tools and accessories, household products, security hardware, lawn and garden and recreational outdoor products, plumbing products, and product service; Commercial and Industrial Products, including fastening systems and glass container-making equipment; and Information Systems and Services, including government and commercial information systems development, consulting, and other related contract services.

  The Corporation's principal executive offices are located at 701 East Joppa Road, Towson, Maryland 21286. The telephone number of the Corporation is (410) 716-3900.

                                USE OF PROCEEDS

  Except as otherwise stated in the Prospectus Supplement in respect of which this Prospectus is being delivered, the net proceeds from the sale of the Debt Securities offered by the Corporation will be added to the general funds of the Corporation and will be available for general corporate purposes, which may include but are not limited to refinancing of indebtedness, working capital and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the quarters ended April 3, 1994 and April 4, 1993, each of the last five fiscal years and for the three-month Transition Period ended December 31, 1989. The Transition Period resulted from the Corporation's change in its fiscal year from the last Sunday in September to December 31, effective for the 1990 fiscal year.

                             QUARTER          YEAR ENDED
                              ENDED          DECEMBER 31                  YEAR ENDED
                         --------------- --------------------            ------------
                         APRIL 3 APRIL 4                      TRANSITION SEPTEMBER 24
                          1994    1993   1993 1992  1991 1990   PERIOD       1989
                         ------- ------- ---- ----- ---- ---- ---------- ------------
                                            (DOLLARS IN MILLIONS)
                                                 (UNAUDITED)
Ratio of earnings to
 fixed charges..........  1.41    1.46   1.75   --  1.32 1.29     --         1.25
Deficiency in the
 coverage of fixed
 charges by earnings
 before fixed charges...   --      --     --  $29.0  --   --     $2.0         --

  The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges consist of earnings (loss) before income taxes, extraordinary item, and cumulative effects of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt expense and discount or premium relating to any indebtedness), capitalized interest and that portion of rental expense representative of the interest factor.

  Exclusive of the accrual of $142.4 million before income taxes in connection with a restructuring of certain of its operations, the ratio of earnings to fixed charges for the year ended December 31, 1992, would have been 1.43.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement and Pricing Supplement (if applicable) may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and Pricing Supplement (if applicable) (the "Offered Debt Securities"), including the nature of any variation from the following general provisions applicable to the Offered Debt Securities, will be described in the Prospectus Supplement and Pricing Supplement (if applicable) relating to the Offered Debt Securities.

  The Offered Debt Securities are to be issued in one or more series under an indenture (as it may be supplemented by a supplemental indenture described in any Prospectus Supplement for any series of Debt Securities, the "Indenture") between the Corporation and Marine Midland Bank, as Trustee (the "Trustee"), a copy of which Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture, while accurately reflecting the material terms of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including definitions of certain terms. Provisions of or defined terms in the Indenture that are used in this Prospectus are incorporated by reference.

GENERAL

  The Indenture does not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness that may be issued by the Corporation and provides that Debt Securities may be issued thereunder in one or more series in an aggregate principal amount which may be authorized from time to time by the Corporation. The Debt Securities will be unsecured obligations of the Corporation and, except as otherwise provided in the Prospectus Supplement in respect of which this Prospectus is being delivered, will rank equally with all other unsecured and unsubordinated debt of the Corporation. Any other unsecured and unsubordinated indebtedness may contain covenants, events of default and other provisions which are different from or which are not contained in the Debt Securities. See the discussion below under the captions "Certain Covenants--Limitations on Liens, " "Limitations on Sale-Leaseback Transactions" and "Exempted Debt" for a discussion of certain limitations regarding the incurrence of indebtedness that will rank senior to the Debt Securities.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (3) any limit on the aggregate principal amount of the Offered Debt Securities or the series of which the Offered Debt Securities are a part; (4) the date or dates (or manner of determining the same) on which the Offered Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum (or the manner of determining the same) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (6) the date or dates on which such interest will be payable (or the manner of determining the same) and the record dates for Interest Payment Dates for Registered Securities; (7) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable and each office or agency where the Offered Debt Securities may be presented for transfer or exchange; (8) if the trustee in respect of the Offered Debt Securities is other than the Trustee (or any successor thereto), the identity of the trustee; (9) any mandatory or optional sinking fund or purchase fund or analogous provision and the terms and conditions thereof; (10) any provisions relating to the date after which, the circumstances under which, and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Corporation or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption; (11) if the amount payable upon acceleration of the Offered Debt Securities is other than the full principal amount, the portion of the principal amount payable upon acceleration; (12) any provisions relating to the conversion of Offered Debt

Securities into Debt Securities of another series or any other securities; (13) any provisions restricting defeasance of the Offered Debt Securities; (14) if the right of payment with respect to the Offered Debt Securities is subordinated to the right of payment with respect to any other indebtedness of the Corporation, the terms and conditions of subordination; (15) if the Offered Debt Securities will be issued, in whole or in part, in the form of one or more temporary or permanent Global Securities, the identity of the depositary for such Global Securities; (16) whether the Offered Debt Securities are to be issued as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (17) if other than United States dollars, the currency or currencies (including ECU) in which the Offered Debt Securities may be purchased, and the currency or currencies (including ECU) in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities may be payable; (18) if the currency for which the Offered Debt Securities may be purchased or in which the principal of (and premium, if any) or interest, if any, on the Offered Debt Securities may be payable is at the election of the Holder thereof, the manner of such election; (19) any index used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities; (20) if the amounts of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities may be, at the election of the Corporation or a Holder thereof, determined with reference to an index based on a currency or currency unit other than that in which the Offered Debt Securities are stated to be payable, the manner in which such amounts are to be determined; and (21) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

  The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Bearer Securities, subject to certain exceptions, will not be offered or sold to persons who are within the United States or to United States persons. See "Limitations on Issuance of Bearer Securities." Unless otherwise indicated in the Prospectus Supplement relating thereto, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000. The Pricing Supplement or Prospectus Supplement relating to a series of Debt Securities denominated in a foreign currency or currency unit will specify the denominations thereof. In the case of Global Securities, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Securities. No service charge will be made for any transfer or exchange of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. For certain information about Debt Securities issued in global form, see "Description of Debt Securities--Global Securities."

  In connection with its sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security shall be offered or sold to persons who are within the United States or to United States persons or mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and any such Bearer Security (other than a temporary Global Security in bearer form) may be delivered only if (i) the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Limitations on Issuance of Bearer Securities"), or (ii) if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. See "Description of Debt Securities--Global Securities" and "Limitations on Issuance of Bearer Securities."

  At the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or

Bearer Securities of the same series (with the same interest rate and maturity date) and Registered Securities of any series (other than a Global Security) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or in certain circumstances a Special Record Date and the relevant Interest Payment Date, the Holder will not be required to surrender the coupon related to such interest payment date. Registered Securities may not be exchanged for Bearer Securities.

  Debt Securities may be presented for exchange and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) at the office of the Trustee or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected by the Trustee or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities will be transferable by delivery.

  Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. One or more series of Debt Securities may be floating rate debt securities, exchangeable for fixed rate debt securities. Special United States federal income tax considerations applicable to any such discounted or floating rate Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the Prospectus Supplement in respect of which this Prospectus is being delivered, if applicable.

  Debt Securities may be issued, from time to time, with the principal amount (and premium, if any) payable on the applicable principal payment date, or the amount of interest, if any, payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such Debt Securities may receive a principal amount (and premium, if any) on any principal payment date, or a payment of interest, if any, on any interest payment date, that is greater than or less than the amount of principal (and premium, if any) or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal (and premium, if any) or interest, if any, payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the Offered Debt Securities will be set forth in the Prospectus Supplement in respect of which this Prospectus is being delivered, if applicable.

  The Indenture does not limit the amount of additional unsecured indebtedness that the Corporation or its Subsidiaries may incur. Unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the Offered Debt Securities, the terms of the Offered Debt Securities or the covenants contained in the Indenture do not afford holders of the Offered Debt Securities protection in the event of a highly leveraged or other similar transaction involving the Corporation that may adversely affect Securityholders. See "Description of Debt Securities--Certain Covenants." The operations of the Corporation are conducted through its subsidiaries and, therefore, the Corporation is substantially dependent on the earnings and cash flow of its subsidiaries to meet its debt obligations, including its obligations in respect of the Debt Securities. Because the assets of its subsidiaries constitute effectively all of the assets of the Corporation, the claims of the holders of the Debt Securities effectively will be subordinated to the claims of creditors of the Corporation's subsidiaries.

PAYMENT AND PAYING AGENTS

  Payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable in the currency designated in the applicable Pricing Supplement or related Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Corporation may appoint from time to time. Such payment may be made, at the option of the Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Corporation or the date of delivery by the Corporation of a definitive Bearer Security, including a permanent Global Security, a written certificate, in the form required by the Indenture is provided to the Corporation stating that on such date the Bearer Security is not owned by or on behalf of a United States person or if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(i)(2)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Corporation in the United States nor will any such payment be made by transfer to an account or by mail to an address in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the offices of the Paying Agent in the United States with respect thereto in the City of New York if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

  Payment of principal of (and premium, if any) on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Paying Agent with respect thereto in the City of New York. Unless otherwise indicated in the related Prospectus Supplement payment of any installment of interest on a Registered Security will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the related Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Trustee for such Security in the City of New York or at the Corporation's option, by a check in the designated currency mailed to the Holder at such Holder's registered address or by transfer to an account in the designated currency maintained by the payee.

  The Paying Agents outside the United States initially appointed by the Corporation for a series of Debt Securities will be named in the related Prospectus Supplement. The Corporation may terminate the appointment of any of the Paying Agents from time to time, except that the Corporation will maintain at least one Paying Agent in a city outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Corporation will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities.

  All moneys paid by the Corporation to a Paying Agent for the payment of principal of (or premium, if any) or interest, if any, on any Debt Security that remains unclaimed at the end of two years will be repaid to the Corporation, unless otherwise prohibited by mandatory provisions of applicable escheat or abandoned or unclaimed property law, will be repaid to the Corporation, and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Corporation for payment thereof.

GLOBAL SECURITIES

  Debt Securities of any series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with a depositary (the "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either Registered or Bearer form and in temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or a nominee of any successor.

  The terms of the depositary arrangement with respect to any series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Corporation anticipates that the provisions set forth below will apply to such depositary arrangements.

  Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities or by the Corporation if the Debt Securities are offered and sold directly by the Corporation. Ownership of beneficial interest in a Global Security will be limited to participants or persons that hold interests through participants, but the Corporation has no obligations to any persons that hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  As long as the Depositary or its nominee is the owner of such Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Subject to the restrictions discussed above under "Payment and Paying Agents," payments of principal (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of such Global Security. Neither the Corporation, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal (and premium, if any) or interest, if any, in respect of a permanent Global Security will, except as provided below, immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street names" and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject, in the case of a Global Security representing Bearer Securities, to the furnishing of the certificate described above under "Payment and Paying Agents."

  If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Corporation within 90 days, the Corporation will issue Debt Securities in definitive form in exchange for such Global Security. In addition, the Corporation may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue in exchange therefor Debt Securities of such series in definitive form. Further, if the Corporation so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt

Securities of that series may, on terms acceptable to the Corporation and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Corporation, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities and are denominated in United States dollars, (b) as Bearer Securities in denominations, unless otherwise specified by the Corporation, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities and are denominated in United States dollars or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities" below for description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a temporary Global Security.

AMENDMENT, SUPPLEMENT AND WAIVER

  Modifications and amendments of the Indenture, the Debt Securities and any related coupon may be made by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Debt Security or any related coupon, (b) reduce the principal amount of or rate of interest, if any, on any Debt Security or any related coupon or any premium payable upon the redemption thereof, (c) reduce the amount of principal of a Discounted Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment, (e) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any Debt Security or any related coupon, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or any related coupon on or after the Stated Maturity thereof (or in the case of redemption on or after the Redemption Date) or (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain Defaults.

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as the series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture. The Holders of not less than a majority of principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. The Indenture and the Debt Securities may be amended or supplemented, without the consent of any Holder of Debt Securities, to cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of any Holder of Debt Securities.

  In the event that the consent of Holders is required for any amendment, supplement or waiver, either the Trustee, the Company or the Holders of a majority in principal amount of the Outstanding Securities may call a meeting of the Holders for such purpose, or, the consent of the Holders may be sought in writing from the required number of Holders. No remedies are provided to minority Holders that do not consent to any amendment, supplement or waiver.

CERTAIN COVENANTS

  Unless otherwise specified in the Board Resolution or Resolutions or any supplemental indenture establishing the terms of the Debt Securities of any series, the terms of the Debt Securities of any series or the covenants contained in the Indenture do not afford holders of Debt Securities protection in the event of a highly leveraged or other similar transaction involving the Corporation that may adversely affect Securityholders. If the Offered Debt Securities contain, or a future supplemental indenture contains, covenants to afford Securityholders protection in the event of a highly leveraged or similar transaction, the Prospectus Supplement or Pricing Supplement relating to the Offered Debt Securities will provide a brief description of such protective covenants. The Indenture does not limit the amount of additional unsecured indebtedness that the Corporation or its Subsidiaries may incur.

  General. The Indenture requires the Corporation to covenant to the following with respect to each series of Debt Securities: (i) to promptly pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities and any related coupons; (ii) to maintain an office or agency in each place where Debt Securities and any related coupons may be presented, surrendered for payment, transferred or exchanged and where notice upon the Corporation may be served; (iii) if the Corporation acts as its own Paying Agent for any series of Securities, to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal of (and premium, if any) or interest, if any, as the same becomes due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Corporation has complied with its obligations under the Indenture; and (v) to deliver to the Trustee copies of annual and other reports that the Corporation files with the Commission within 15 days after filing such reports with the Commission.

  Limitations on Liens. Unless otherwise specified in the Prospectus Supplement in respect of which this Prospectus is being delivered, and subject to the following sentence as well as to the exceptions set forth below under the caption "Exempted Debt," the Corporation will not, and will not permit any Subsidiary (as hereinafter defined) to, directly or indirectly, as security for any Debt (as hereinafter defined), mortgage, pledge or create or permit to exist any lien on any shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property (as hereinafter defined), whether such shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property are owned at the date of the Indenture or thereafter acquired, unless the Corporation secures or causes to be secured any outstanding Securities equally and ratably with all Debt secured by such mortgage, pledge or lien, so long as that Debt shall be so secured. This restriction will not apply to, among other things, certain mortgages, pledges or other liens on any shares of stock, indebtedness or other obligations of a Subsidiary or a Principal Property (i) existing at the time of the acquisition thereof (or within 120 days thereafter) or incurred to secure or provide for the payment or financing of any part of the purchase price thereof; (ii) as to any particular series of Debt Securities, existing on the date that Debt Securities of such series are first issued; (iii) in favor of the Corporation or any Subsidiary; (iv) securing Debt incurred to finance construction of or improvements to a Principal Property; (v) incurred in connection with the issuance by a state or political subdivision thereof of certain tax exempt securities; and (vi) certain other mortgages, pledges and liens.

  "Consolidated Net Tangible Assets" means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities) and (2) goodwill, patents, trademarks and other like intangibles, all as stated on the Corporation's most recent quarter-end consolidated balance sheet preceding the date of determination.

  "Debt" means any debt for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case which would appear on the consolidated balance sheet of the Corporation as a liability.

  "Principal Property" means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Corporation or any Subsidiary primarily for manufacturing, assembling, processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located in the United States and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Tangible Assets as of the date of determination but shall not include any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by Board Resolution of the Corporation not to be of material importance to the respective businesses conducted by the Corporation and its Subsidiaries taken as a whole, effective as of the date such resolution is adopted.

  "Subsidiary" means a corporation a majority of the voting stock of which is owned by the Corporation, the Corporation and one or more Subsidiaries, or one or more Subsidiaries.

  Limitations on Sale-Leaseback Transactions. Unless otherwise specified in the Prospectus Supplement in respect of which this Prospectus is being delivered, and subject to the following sentence as well as to the exceptions set forth below under the caption "Exempted Debt," the Corporation will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to the Corporation or a Subsidiary, a Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, the Corporation or any Subsidiary may sell a Principal Property and lease it back for a longer period (i) if the Corporation or such Subsidiary would be entitled, pursuant to the provisions set forth above under the caption "Limitations on Liens," to create a mortgage on the property to be leased securing Debt in an amount equal to the Attributable Debt (as hereinafter defined) in respect of the sale-leaseback transaction without equally and ratably securing the outstanding Debt Securities or (ii) if the Corporation promptly informs the Trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by a Board Resolution) of such property, and the Corporation causes an amount equal to the net proceeds of the sale to be applied to the retirement of Funded Debt (including the Debt Securities) and having an outstanding principal amount equal to the net proceeds.

  "Funded Debt" means all Debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

  Exempted Debt. Notwithstanding the restrictions set forth above under the captions "Limitations on Liens" and "Limitations on Sale-Leaseback Transactions," the Corporation or any Subsidiary may create or assume liens and renew, extend or replace such liens and may enter into sale and leaseback transactions, in each case in addition to those permitted under the captions "Limitations on Liens" and "Limitations on Sale-Leaseback Transactions," provided that at the time of the creation, assumption, renewal, extension or replacement of such liens or the entering into of such sale-leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets.

  "Attributable Debt" for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property.

  "Exempted Debt" means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) Debt incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to the exception to the limitations set forth above under the caption "Exempted Debt," and (ii) Attributable Debt of the Corporation and its Subsidiaries in respect of all sale-leaseback transactions with regard to any Principal Property entered into pursuant to the exception to the sale-leaseback limitations set forth above under the caption "Exempted Debt."

  Consolidation, Merger, Sale of Assets. The Corporation may not consolidate with or merge into, or transfer, directly or indirectly, all or substantially all of its assets to, another corporation or other entity unless

(1) the resulting, surviving or transferee corporation or other entity assumes by supplemental indenture all of the obligations of the Corporation under the Debt Securities and the Indenture, (2) immediately after giving effect to the transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (3) the Corporation shall have delivered an officers' certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the terms of the Indenture.

  When a successor corporation or other entity, trustee, paying agent or registrar assumes all of the obligations of its predecessor under the Debt Securities and the Indenture, the predecessor will be released from those obligations.

DEFAULT AND REMEDIES

  An Event of Default under the Indenture in respect of any series of Debt Securities includes: default for 30 days in payment of interest on the Debt Securities or a related coupon, if any, of that series; default in payment of principal on the Debt Securities of that series; failure by the Corporation for 30 days after notice to it to comply with any of its other agreements in the Indenture for the benefit of holders of Debt Securities of that series; failure by the Corporation or any Subsidiary to pay when due principal of or interest on any Debt (other than the Debt Securities) having a then-outstanding principal amount in excess of $20,000,000 or the maturity of any such Debt shall have been accelerated; certain events of bankruptcy or insolvency; and any other Event of Default specifically provided for by the terms of such series, as described in the related Prospectus Supplement. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the affected series may declare the Debt Securities of that series to be due and payable immediately: provided, however, that such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding Debt Securities of the affected series if (i) all existing Events of Default have been cured or waived, (ii) the recision would not conflict with any judgment or decree and (iii) all payments due to the Trustee have been made. Such a recision will apply to all holders of that series; provided, however, that under no circumstances may a holder use the Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

  Securityholders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debt Securities unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of any series may direct the Trustee in its exercise of any trust or power under the Indenture in respect of that series. The Indenture provides that the Trustee will, within 90 days after the occurrence of any default with respect to the Debt Securities of any particular series, give to the holders of such Debt Securities notice of the default if known to it, unless the default shall have been cured or waived. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal of (or premium, if any) or interest, if any) if it determines that withholding such notice does not adversely affect the interests of such Holders.

  If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Corporation under the Indenture, any Debt Security, or any related coupon, as the case may be, it becomes necessary to convert into any other currency or currency unit any amount in the currency or currency unit due under the Indenture, such Debt Security or coupon, as the case may be, the conversion will be made by the Currency Determination Agent appointed pursuant to the Indenture with respect to such Debt Security at the Market Exchange Rate in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion is made on a date (the "Substitute Date") other than the Judgment Date and a change has occurred between the Market Exchange Rate in effect on the Judgment Date and the Market Exchange Rate in effect on the Substitute Date, the Indenture requires the Corporation to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate in effect on the Judgment Date, is the amount then due under the Indenture, such Debt Security or coupon, as the case may be. The Corporation will not, however, be required to pay more in the currency or currency unit due under the Indenture, such Debt Security or coupon, as the case may be, at the Market Exchange Rate in effect on the Judgment Date than the amount of currency or currency unit stated to be due under the Indenture, such Debt Security or coupon, as the case may be, and the Corporation will be entitled to withhold (or be reimbursed for, as the case may be), any excess of the amount actually realized upon any such conversion at the Substitute Date over the amount due and payable on the Judgment Date.

  No remedy under the Indenture or any series of Debt Securities may be pursued by a holder unless (i) the holder gives written notice of the existence of an Event of Default, (ii) the holders of at least 25% in principal amount of the series of Debt Securities request in writing that the Trustee pursue the remedy, (iii) the holders offer indemnity satisfactory to the Trustee, (iv) the Trustee does not comply with the request within 60 days of the satisfaction of the conditions set forth in (i), (ii) and (iii) and (v) the holders of a majority in principal amount do not give the Trustee direction inconsistent with such request during the 60-day period. Notwithstanding the foregoing, no holder may use the Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

IMMUNITY OF STOCKHOLDERS, OFFICERS AND DIRECTORS

  A director, officer, employee or stockholder, as such, of the Corporation shall not have any liability for any obligations of the Corporation under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Debt Security, each Securityholder waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the Debt Securities.

DEFEASANCE

  The Indenture provides, unless such provision is made inapplicable to the Debt Securities of any series issued pursuant to the Indenture, that the Corporation may, subject to certain conditions described below, discharge its indebtedness and its obligations or certain of its obligations under the Indenture in respect of Debt Securities of a series by depositing funds or Government Obligations with the Trustee. The Indenture provides that (1) the Corporation will be discharged from any obligation to comply with certain restrictive covenants of the Indenture and certain other obligations under the Indenture and any noncompliance with such obligations shall not be an Event of Default in respect of the series of Debt Securities or (2) provided that 91 days have passed from the date of the deposit referred to below and certain specified Events of Default have not occurred, the Corporation will be discharged from any and all obligations in respect of the series of Debt Securities (except for certain obligations, including obligations to register the transfer and exchange of the Debt Securities of such series, to replace mutilated, lost or stolen Debt Securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the Trustee, in trust, of money and/or Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest, if any, on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities. Such a trust may (except to the extent the terms of the Debt Securities of such series provide otherwise) only be established, if among other things, (a) the deposit of money and/or Government Obligations will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Corporation is a party or by which it is bound, (b) the Corporation shall have delivered to the Trustee an opinion of counsel to the effect that the holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred and (c) if the Debt Securities are then listed on any securities exchange, the Corporation shall have delivered to the Trustee an opinion of counsel to the effect that such deposit, defeasance or discharge will not cause the Debt Securities to be delisted. In the event of any such defeasance under clause (1) above, the obligations of the Corporation under the Indenture and the Debt Securities of the affected series, other than with respect to the covenants relating to limitations on liens and sale-leaseback transactions and the delivery of compliance certificates, shall remain in full force and effect. In the event of defeasance and discharge under clause (2) above, the holders of Debt Securities of the affected series are entitled to look only to the trust fund created by such deposit for payment.

  Pursuant to the escrow or trust agreements that the Corporation may execute in connection with the defeasance of all or certain of its obligations under the Indenture as provided above, the Corporation from time to time may elect to substitute Government Obligations for any or all of the Government Obligations deposited with the Trustee; provided that the money and/or Government Obligations in trust following such substitution or substitutions will be sufficient, through the payment of interest, if any, and principal in accordance with their terms, to pay the principal of (and premium, if any) and each installment of interest on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities. The escrow or trust agreements also may enable the Corporation (1) to direct the Trustee to invest any money received by the Trustee on the Government Obligations comprising the trust in additional Government Obligations, and (2) to withdraw monies or Government Obligations from the trust from time to time; provided that the money and/or Government Obligations in trust following such withdrawal will be sufficient, through the payment of interest, if any, and principal in accordance with their terms, to pay the principal of (and premium, if any) and each installment of interest on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities.

NOTICES

  Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in the City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

TITLE

  Title to any temporary Global Security, any permanent Global Security, and Bearer Securities and any coupons appertaining thereto will pass by delivery. The Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

GOVERNING LAW

  The Debt Securities and the Indenture will be governed by the laws of the State of New York.

TRUSTEE

  An affiliate of Marine Midland Bank participates in the Corporation's revolving credit facility and from time to time performs other services for the Corporation in the normal course of business.

ADDITIONAL INFORMATION

  The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. Any person who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Corporation at the address listed under the caption "Incorporation of Certain Information by Reference."

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period provided for in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (as explained below) or delivered in connection with their sale during the restricted period to a person who is within the United States or its possessions or to United States persons (each as defined below) except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury regulations (the "D Rules"). The "restricted period" begins on the earlier of the closing date or the first date on which Bearer Securities are offered to persons other than an agent or underwriter and will end on the expiration of the 40-day period beginning on the closing date. Notwithstanding the preceding sentence, any offer to sell or sale of the Debt Securities by the Company or an agent or underwriter shall be deemed to be during the restricted period if the Company or the agent or underwriter holds the Debt Security as part of an unsold allotment or subscription. Any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer for sale or resale, or sell, Bearer Securities in the United States or its possessions or to United States persons, except to the extent permitted under the D Rules, nor deliver Bearer Securities within the United States.

  Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code and the regulations thereunder, Holders of Bearer Securities that are United States persons, with certain exceptions, will not be allowed to deduct any loss sustained on the sale, exchange, redemption or other disposition of Bearer Securities and will be taxed at ordinary income rates on any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or disposition. In addition, interest on Bearer Securities will be payable only outside the United States.

  As used herein, "United States" means the United States of America (including the States and the District of Columbia), and its "possessions," including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands, and "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

  The Corporation may sell Debt Securities to or through underwriters or to dealers, acting as principals for their own account and also may sell Debt Securities directly to other purchasers or through agents. The Prospectus Supplement in respect of which this Prospectus is being delivered sets forth the terms of the offering of the Offered Debt Securities and includes, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Corporation has entered into arrangements with respect to the sale of the Offered Debt Securities, (ii) the initial public offering or purchase price of the Offered Debt Securities, (iii) the principal amounts of the Offered Debt Securities to be purchased by any such underwriters, dealers or agents, (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters or other dealers, (v) any commissions paid to any agents, (vi) the net proceeds to the Corporation and
(vii) the securities exchanges, if any, on which the Offered Debt Securities will be listed.

  If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the Corporation will sell such Debt Securities to such dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

  Offers to purchase Debt Securities may be solicited by agents designated by the Corporation from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement in respect of which this Prospectus is being delivered, any such agent will be acting on a reasonable or best efforts basis for the period of its appointment.

  Offers to purchase Debt Securities may be solicited, and sales thereof may be made directly by the Corporation to institutional investors or otherwise, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

  Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act.

  Under agreements that may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Corporation against certain liabilities, including certain liabilities under the Securities Act.

  If indicated in the Prospectus Supplement, the Corporation may authorize underwriters or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and any such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    VALIDITY

  The validity of the Debt Securities offered hereby will be passed on for the Corporation by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. If this Prospectus is being delivered in an underwritten offering of Debt Securities, certain matters will be passed on for any underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett may rely, as to matters of Maryland law, upon the opinion of Miles & Stockbridge, a Professional Corporation.

                                    EXPERTS

  The consolidated financial statements of the Corporation appearing in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering or offerings described in this Registration Statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission registration fee.............. $172,414
     Trustee fees and expenses........................................   15,000
     Legal fees and expenses..........................................  200,000
     Accounting fees and expenses.....................................  200,000
     Printing and engraving fees and expenses.........................   60,000
     Rating agency fees...............................................  170,000
     Blue Sky fees and expenses (including legal fees)................   25,000
     Miscellaneous....................................................   17,586
                                                                       --------
                                                                       $860,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Corporation's By-Laws provide that the Corporation may indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the Corporation may indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

  The Corporation's Charter provides that, to the fullest extent limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Corporation or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

  The form of underwriting agreement filed as an exhibit to this Registration Statement provides for indemnification by the Corporation of the underwriters or controlling persons of the underwriters under certain circumstances.

ITEM 16. EXHIBITS.

    1(a) Form of Underwriting Agreement.*
    1(b) Forms of Distribution Agreement.
    4(a) Form of Indenture.
    4(b) Form of Medium Term Note (Fixed Rate).
    4(c) Form of Medium Term Note (Floating Rate).
    5    Opinion of Miles & Stockbridge, a Professional Corporation.*
   12    Statement regarding computation of ratio of earnings to fixed charges.*
   23(a) Consent of Ernst & Young.
   23(b) Consent of Miles & Stockbridge, a Professional Corporation (included in Exhibit 5).*
   24    Powers of Attorney.*
   25    Form T-1, Statement of Eligibility and Qualification Under the Trust
         Indenture Act of 1939.*

- --------

* Previously filed.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (i) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TOWSON, STATE OF MARYLAND, THE 6TH DAY OF JULY 1994.

                                          The Black & Decker Corporation

                                                   /s/ Charles E. Fenton
                                          By: _________________________________
                                                     Charles E. Fenton
                                            Vice President and General Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE


                  *                     Chairman, President
_____________________________________    and Chief Executive     July 6, 1994
         NOLAN D. ARCHIBALD              Officer (Principal
                                         Executive Officer)

                  *                     Vice President--
_____________________________________    Finance (Principal      July 6, 1994
          THOMAS M. SCHOEWE              Financial Officer)

                  *                     Corporate Controller
_____________________________________    (Principal              July 6, 1994
          STEPHEN F. REEVES              Accounting Officer)

  The registration statement also has been signed on the date indicated by the following directors, who constitute a majority of the Board of Directors:

      Nolan D. Archibald*                 J. Dean Muncaster*
      Barbara L. Bowles*                  Lawrence R. Pugh*
      Malcolm Candlish*                   Mark H. Willes*
      Alonzo G. Decker, Jr.*              M. Cabell Woodward, Jr.*
      Anthony Luiso*

         /s/ Charles E. Fenton
*By: ________________________________                            July 6, 1994
           Charles E. Fenton
         (As Attorney-in-fact)

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                          PAGE
 -----------                         -----------                          ----
     1(a)    Form of Underwriting Agreement.*
     1(b)    Forms of Distribution Agreement.
     4(a)    Form of Indenture.
     4(b)    Form of Medium Term Note (Fixed Rate).
     4(c)    Form of Medium Term Note (Floating Rate).
     5       Opinion of Miles & Stockbridge, a Professional
             Corporation.*
    12       Statement regarding computation of ratio of earnings to
             fixed charges.*
    23(a)    Consent of Ernst & Young.
    23(b)    Consent of Miles & Stockbridge, a Professional Corporation
             (included in Exhibit 5).*
    24       Powers of Attorney.*
    25       Form T-1, Statement of Eligibility and Qualification Under
             the Trust Indenture Act of 1939 (filed under separate
             cover).*

- --------

* Previously filed.